Walmart U.S. grew comp sales1 6.5%, including mid-teens in food, and eCommerce up 12%
Q2 FY23 GAAP EPS of $1.88; Adjusted EPS2 of $1.77
Company maintains outlook for back-half of FY23

Second-quarter highlights

Company delivered strong top-line growth globally, partially driven by inflation. Total revenue was $152.9 billion, up 8.4%, or 9.1% in constant currency[2].
“We’re pleased to see more customers choosing Walmart during this inflationary period, and we’re working hard to support them as they prioritize their spending. The actions we’ve taken to improve inventory levels in the U.S., along with a heavier mix of sales in grocery put pressure on profit margin for Q2 and our outlook for the year. We made good progress throughout the quarter operationally to improve costs in our supply chain, and that work is ongoing. We continue to build on our strategy to expand our digital businesses, including the continued strength we see in our international markets.”

Doug McMillon
President and CEO, Walmart

Walmart U.S. comp sales[1] grew 6.5% and 11.7% on a two-year stack. eCommerce growth was 12% and 18% on a two-year stack. Continued to gain market share in grocery.
Sam’s Club comp sales[1] increased 9.5%, and 17.2% on a two-year stack. Membership income increased 8.9% with member count at an all-time high.

Walmart International net sales were $24.4 billion, an increase of $1.3 billion, or 5.7%, negatively affected by $1.0 billion from currency fluctuations. Double-digit comps in three largest markets of Mexico, Canada, and China.

Global advertising business[3] grew nearly 30%, led by Walmart Connect in the U.S. and Flipkart advertising.
Consolidated gross profit rate declined 132 basis points, primarily due to markdowns and mix of sales in the U.S., and an inflation-related LIFO charge at Sam’s Club.
Consolidated operating expenses as a percentage of net sales decreased 45 basis points, primarily due to strong sales growth partially offset by wage investments.
Consolidated operating income was $6.9 billion, a decrease of 6.8%, positively affected by $173 million from an insurance settlement for Walmart Chile.

GAAP and Adjusted EPS[2] include a $0.05 impact from the Walmart Chile insurance settlement discussed above, as well as a $0.05 impact from a dividend related to the Company’s equity investment in JD.com.

1 Comp sales for the 13-week period ended July 29, 2022 compared to the 13-week period ended July 30, 2021, and excludes fuel. See Supplemental Financial Information for additional information.
2 See additional information at the end of this release regarding non-GAAP financial measures.
3 Our global advertising business is recorded either in net sales or as a reduction to cost of sales, depending on the nature of the advertising arrangement.

NYSE: WMT	August 16, 2022	stock.walmart.com

Key results
(Amounts in billions, except as noted. Dollar and percentage changes may not recalculate due to rounding.)

	Q2 FY23	Q2 FY22	Change
Revenue	$152.9	$141.0	$11.8	8.4%
Revenue (constant currency)[1]	$153.9	$141.0	$12.8	9.1%
Operating income	$6.9	$7.4	-$0.5	-6.8%
Operating income (constant currency)[1]	$6.9	$7.4	-$0.4	-6.0%

Free Cash Flow[1]	YTD FY23	$ Change	Returns to Shareholders	Q2 FY23	% Change
Operating cash flow	$9.2	-$3.2	Dividends	$1.5	-0.3%
Capital expenditures	$7.5	$2.5	Share repurchases[2]	$3.3	39.6%
Free cash flow[1]	$1.7	-$5.7	Total	$4.9	24.0%

Third quarter and Fiscal Year 2023 guidance
The following guidance reflects the company’s expectations for Q3 and fiscal year 2023 and is provided on a non-GAAP basis as the company cannot predict certain elements which are included in reported GAAP results, including the changes in fair value of the company’s equity and other investments. Growth rates reflect an adjusted basis for prior year results. The company’s guidance assumes a generally stable consumer in the U.S., continued pressure from inflation and mix of products and formats globally.
Third quarter
•Consolidated net sales growth of about 5%, negatively affected by approximately $1.3 billion from currency fluctuations.
•Walmart U.S. comp sales, excluding fuel, of about 3.0%.
•Consolidated operating income decline of 8.0% to 10.0%.
•Adjusted earnings per share decline of 9.0% to 11.0%.
Fiscal Year 2023
The company updates its guidance for the fiscal year to reflect second-quarter performance and maintains its outlook for the back-half of the year.
•Consolidated net sales growth is expected to be about 4.5%. Excluding divestitures3, consolidated net sales growth is expected to be about 5.5%. Based on current exchange rates, the company expects a headwind of about $2.1 billion in the second half of the year.
•The company maintains its expectations for Walmart U.S. comp sales growth, excluding fuel, of about 3% in the second half of the year. For the full year, the company expects Walmart U.S. comp sales growth, excluding fuel, of about 4%.
•Consolidated adjusted operating income is expected to decline 9.0% to 11.0%, which improved from the company’s prior guidance of a decline of 11.0% to 13.0% and reflects better performance in the second quarter. Excluding divestitures3, consolidated adjusted operating income is expected to decline 8.0% to 10.0%.
•Adjusted earnings per share are expected to decline 9.0% to 11.0%. Excluding divestitures3, adjusted earnings per share is expected to decline 8.0% to 10.0%.

1 See additional information at the end of this release regarding non-GAAP financial measures.
2 $4.9 billion remaining of $20 billion authorization approved in February 2021. The company repurchased approximately 26 million shares in Q2 fiscal 2023.
3 We completed the sale of our operations in the U.K. and Japan in the first quarter of fiscal 2022.

NYSE: WMT	August 16, 2022	stock.walmart.com

Segment results
(Amounts in billions, except as noted. Dollar and percentage changes may not recalculate due to rounding.)

U.S.	Q2 FY23	Q2 FY22	Change
Net sales	$105.1	$98.2	$6.9	7.1%
Comp sales (ex. fuel)[2]	6.5%	5.2%	NP	NP
Transactions	1.0%	6.1%	NP	NP
Average ticket	5.5%	-0.8%	NP	NP
eCommerce contribution	~100 bps	~20 bps	NP	NP
Operating income	$5.7	$6.1	-$0.4	-6.7%

	Q2 FY23	Q2 FY22	Change
Net sales	$24.4	$23.0	$1.3	5.7%
Net sales (constant currency)[1]	$25.3	$23.0	$2.3	9.9%
Operating income	$1.0	$0.9	$0.2	21.1%
Operating income (constant currency)[1]	$1.1	$0.9	$0.2	28.3%

	Q2 FY23	Q2 FY22	Change
Net sales	$21.9	$18.6	$3.3	17.5%
Comp sales (ex. fuel)[2]	9.5%	7.7%	NP	NP
Transactions	9.8%	5.1%	NP	NP
Average ticket	-0.2%	2.5%	NP	NP
eCommerce contribution	~170 bps	~180 bps	NP	NP
Operating income	$0.4	$0.7	-$0.2	-35.3%
1 See additional information at the end of this release regarding non-GAAP financial measures.
2 Comp sales for the 13-week period ended July 29, 2022 compared to the 13-week period ended July 30, 2021, and excludes fuel. See Supplemental Financial Information for additional information.
NP - Not provided

About Walmart
Walmart Inc. (NYSE: WMT) helps people around the world save money and live better - anytime and anywhere - in retail stores, online, and through their mobile devices. Each week, approximately 230 million customers and members visit more than 10,500 stores and numerous eCommerce websites under 46 banners in 24 countries. With fiscal year 2022 revenue of $573 billion, Walmart employs approximately 2.3 million associates worldwide. Walmart continues to be a leader in sustainability, corporate philanthropy and employment opportunity. Additional information about Walmart can be found by visiting https://corporate.walmart.com, on Facebook at https://facebook.com/walmart and on Twitter at https://twitter.com/walmart.

Investor Relations contact Dan Binder, CFA Daniel.Binder@walmart.com	Media Relations contact Randy Hargrove (800) 331-0085

NYSE: WMT	August 16, 2022	stock.walmart.com

Forward-Looking Statements
This release and related management commentary contains statements or may include or may incorporate by reference Walmart management’s guidance regarding earnings per share, consolidated net sales, consolidated operating income, capital expenditures, share repurchases, Walmart’s effective tax rate for the fiscal year ending January 31, 2023, and comparable sales, among other items. Walmart believes such statements may be deemed to be "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the "Act") and are intended to enjoy the protection of the safe harbor for forward-looking statements provided by the Act as well as protections afforded by other federal securities laws. Assumptions on which such forward-looking statements are based are also forward-looking statements. Such forward-looking statements are not statements of historical facts, but instead express our estimates or expectations for our consolidated, or one of our segment's or business’, economic performance or results of operations for future periods or as of future dates or events or developments that may occur in the future or discuss our plans, objectives or goals. Our actual results may differ materially from those expressed in or implied by any of these forward-looking statements as a result of changes in circumstances, assumptions not being realized or other risks, uncertainties and factors including: the impact of the COVID-19 pandemic on our business and the global economy; economic, capital markets and business conditions; trends and events around the world and in the markets in which we operate; currency exchange rate fluctuations, changes in market interest rates and market levels of wages; changes in the size of various markets, including eCommerce markets; unemployment levels; inflation or deflation, generally and in particular product categories; consumer confidence, disposable income, credit availability, spending levels, shopping patterns, debt levels and demand for certain merchandise; the effectiveness of the implementation and operation of our strategies, plans, programs and initiatives; unexpected changes in our objectives and plans; the impact of acquisitions, investments, divestitures, and other strategic decisions; our ability to successfully integrate acquired businesses; changes in the trading prices or fair value of certain equity investments we hold; initiatives of competitors, competitors' entry into and expansion in our markets, and competitive pressures; customer traffic and average transactions in our stores and clubs and on our eCommerce websites; the mix of merchandise we sell, the cost of goods we sell and the shrinkage we experience; our gross profit margins; the financial performance of Walmart and each of its segments, including the amounts of our cash flow during various periods; the amount of our net sales and operating expenses denominated in the U.S. dollar and various foreign currencies; commodity prices and the price of gasoline and diesel fuel; challenges with our supply chain, including disruptions and issues relating to inventory management; disruptions in seasonal buying patterns; the availability of goods from suppliers and the cost of goods acquired from suppliers; our ability to respond to changing trends in consumer shopping habits; consumer acceptance of and response to our stores, clubs, eCommerce platforms, programs, merchandise offerings and delivery methods; cyber security events affecting us and related costs and impact to the business; developments in, outcomes of, and costs incurred in legal or regulatory proceedings to which we are a party or are subject, and the liabilities, obligations and expenses, if any, that we may incur in connection therewith; casualty and accident related costs and insurance costs; the turnover in our workforce and labor costs, including healthcare and other benefit costs; our effective tax rate and the factors affecting our effective tax rate, including assessments of certain tax contingencies, valuation allowances, changes in law, administrative audit outcomes, impact of discrete items and the mix of earnings between the U.S. and Walmart's international operations; changes in existing tax, labor and other laws and regulations and changes in tax rates including the enactment of laws and the adoption and interpretation of administrative rules and regulations; the imposition of new taxes on imports, new tariffs and changes in existing tariff rates; the imposition of new trade restrictions and changes in existing trade restrictions; adoption or creation of new, and modification of existing, governmental policies, programs, initiatives and actions in the markets in which Walmart operates and elsewhere and actions with respect to such policies, programs and initiatives; changes in accounting estimates or judgments; the level of public assistance payments; natural disasters, changes in climate, geopolitical events, global health epidemics or pandemics and catastrophic events; and changes in generally accepted accounting principles in the United States.

Our most recent annual report on Form 10-K and subsequent quarterly report on Form 10-Q filed with the SEC discuss other risks and factors that could cause actual results to differ materially from those expressed or implied by any forward-looking statement in the release and related management commentary. We urge you to consider all of the risks, uncertainties and factors identified above or discussed in such reports carefully in evaluating the forward-looking statements in this release. Walmart cannot assure you that the results reflected in or implied by any forward-looking statement will be realized or, even if substantially realized, that those results will have the forecasted or expected consequences and effects for or on our operations or financial performance. The forward-looking statements made today are as of the date of this release. Walmart undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances.

NYSE: WMT	August 16, 2022	stock.walmart.com

Walmart Inc.
Condensed Consolidated Statements of Income
(Unaudited)

	Three Months Ended			Six Months Ended
	July 31,			July 31,
(Amounts in millions, except per share data)	2022	2021	Percent Change	2022	2021	Percent Change
Revenues:
Net sales	$151,381	$139,871	8.2%	$291,669	$277,030	5.3%
Membership and other income	1,478	1,177	25.6%	2,759	2,328	18.5%
Total revenues	152,859	141,048	8.4%	294,428	279,358	5.4%
Costs and expenses:
Cost of sales	115,838	105,183	10.1%	222,685	208,455	6.8%
Operating, selling, general and administrative expenses	30,167	28,511	5.8%	59,571	56,640	5.2%
Operating income	6,854	7,354	(6.8)%	12,172	14,263	(14.7)%
Interest:
Debt	395	437	(9.6)%	767	918	(16.4)%
Finance lease obligations	84	78	7.7%	167	163	2.5%
Interest income	(31)	(37)	(16.2)%	(67)	(67)	—%
Interest, net	448	478	(6.3)%	867	1,014	(14.5)%
Other (gains) and losses	(238)	953	(125.0)%	1,760	3,482	(49.5)%
Income before income taxes	6,644	5,923	12.2%	9,545	9,767	(2.3)%
Provision for income taxes	1,497	1,559	(4.0)%	2,295	2,592	(11.5)%
Consolidated net income	5,147	4,364	17.9%	7,250	7,175	1.0%
Consolidated net (income) loss attributable to noncontrolling interest	2	(88)	(102.3)%	(47)	(169)	(72.2)%
Consolidated net income attributable to Walmart	$5,149	$4,276	20.4%	$7,203	$7,006	2.8%

Net income per common share:
Basic net income per common share attributable to Walmart	$1.88	$1.53	22.9%	$2.62	$2.50	4.8%
Diluted net income per common share attributable to Walmart	$1.88	$1.52	23.7%	$2.61	$2.48	5.2%

Weighted-average common shares outstanding:
Basic	2,736	2,799		2,745	2,807
Diluted	2,745	2,812		2,755	2,820

Dividends declared per common share	$—	$—		$2.24	$2.20

Walmart Inc.
Condensed Consolidated Balance Sheets
(Unaudited)

	July 31,	January 31,	July 31,
(Amounts in millions)	2022	2022	2021
ASSETS
Current assets:
Cash and cash equivalents	$13,923	$14,760	$22,831
Receivables, net	7,522	8,280	6,103
Inventories	59,921	56,511	47,754
Prepaid expenses and other	2,798	1,519	1,555
Total current assets	84,164	81,070	78,243

Property and equipment, net	96,006	94,515	91,621
Operating lease right-of-use assets	13,872	13,758	13,868
Finance lease right-of-use assets, net	4,514	4,351	4,109
Goodwill	28,664	29,014	29,159
Other long-term assets	19,979	22,152	21,552
Total assets	$247,199	$244,860	$238,552

LIABILITIES, REDEEMABLE NONCONTROLLING INTEREST, AND EQUITY
Current liabilities:
Short-term borrowings	$10,634	$410	$671
Accounts payable	54,191	55,261	49,601
Dividends payable	3,049	—	3,109
Accrued liabilities	23,843	26,060	23,915
Accrued income taxes	868	851	267
Long-term debt due within one year	5,316	2,803	1,617
Operating lease obligations due within one year	1,464	1,483	1,441
Finance lease obligations due within one year	534	511	501
Total current liabilities	99,899	87,379	81,122

Long-term debt	29,801	34,864	39,581
Long-term operating lease obligations	13,140	13,009	13,116
Long-term finance lease obligations	4,420	4,243	3,952
Deferred income taxes and other	14,092	13,474	13,654

Commitments and contingencies

Redeemable noncontrolling interest	260	—	—

Equity:
Common stock	272	276	278
Capital in excess of par value	4,672	4,839	3,655
Retained earnings	82,519	86,904	84,572
Accumulated other comprehensive loss	(9,894)	(8,766)	(7,976)
Total Walmart shareholders’ equity	77,569	83,253	80,529
Nonredeemable noncontrolling interest	8,018	8,638	6,598
Total equity	85,587	91,891	87,127
Total liabilities, redeemable noncontrolling interest, and equity	$247,199	$244,860	$238,552

Walmart Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Six Months Ended
	July 31,
(Amounts in millions)	2022	2021
Cash flows from operating activities:
Consolidated net income	$7,250	$7,175
Adjustments to reconcile consolidated net income to net cash provided by operating activities:
Depreciation and amortization	5,379	5,302
Net unrealized and realized (gains) and losses	1,988	3,019
Losses on disposal of business operations	—	433
Deferred income taxes	111	(385)
Other operating activities	244	606
Changes in certain assets and liabilities, net of effects of acquisitions and dispositions:
Receivables, net	874	452
Inventories	(3,730)	(2,725)
Accounts payable	(453)	119
Accrued liabilities	(2,439)	(1,412)
Accrued income taxes	16	(161)
Net cash provided by operating activities	9,240	12,423

Cash flows from investing activities:
Payments for property and equipment	(7,492)	(5,019)
Proceeds from the disposal of property and equipment	72	176
Proceeds from disposal of certain operations, net of divested cash	—	7,935
Payments for business acquisitions, net of cash acquired	(616)	(248)
Other investing activities	(548)	(442)
Net cash (used in) provided by investing activities	(8,584)	2,402

Cash flows from financing activities:
Net change in short-term borrowings	10,230	441
Repayments of long-term debt	(1,439)	(3,010)
Dividends paid	(3,081)	(3,091)
Purchase of Company stock	(5,747)	(5,200)
Sale of subsidiary stock	45	252
Other financing activities	(1,408)	(951)
Net cash used in financing activities	(1,400)	(11,559)

Effect of exchange rates on cash, cash equivalents and restricted cash	(100)	(21)

Net (decrease) increase in cash, cash equivalents and restricted cash	(844)	3,245
Change in cash and cash equivalents reclassified from assets held for sale	—	1,848
Cash, cash equivalents and restricted cash at beginning of year	14,834	17,788
Cash, cash equivalents and restricted cash at end of period	$13,990	$22,881

Walmart Inc.
Supplemental Financial Information
(Unaudited)

Net sales and operating income

	Net Sales			Operating Income
	Three Months Ended			Three Months Ended
	July 31,			July 31,
(dollars in millions)	2022	2021	Percent Change	2022	2021	Percent Change
Walmart U.S.	$105,130	$98,192	7.1%	$5,683	$6,089	-6.7%
Walmart International	24,350	23,035	5.7%	1,043	861	21.1%
Sam’s Club	21,901	18,644	17.5%	427	660	-35.3%
Corporate and support	—	—	—	(299)	(256)	16.8%
Consolidated	$151,381	$139,871	8.2%	$6,854	$7,354	-6.8%

U.S. comparable sales results

	With Fuel		Without Fuel		Fuel Impact
	13 Weeks Ended		13 Weeks Ended		13 Weeks Ended
	7/29/2022	7/30/2021	7/29/2022	7/30/2021	7/29/2022	7/30/2021
Walmart U.S.	7.2%	5.6%	6.5%	5.2%	0.7%	0.4%
Sam’s Club	17.5%	13.9%	9.5%	7.7%	8.0%	6.2%
Total U.S.	8.8%	6.8%	7.0%	5.5%	1.8%	1.3%
Comparable sales is a metric that indicates the performance of our existing stores and clubs and it is important to review in conjunction with the company’s financial results reported in accordance with GAAP.  Comparable sales excluding fuel is also an important, separate metric that indicates the performance of our existing stores and clubs without considering fuel, which is volatile and unpredictable. Other companies in our industry may calculate comparable sales differently, limiting the comparability of the metric.

Walmart Inc.
Reconciliations of and Other Information Regarding Non-GAAP Financial Measures
(Unaudited)

The following information provides reconciliations of certain non-GAAP financial measures presented in the press release to which this reconciliation is attached to the most directly comparable financial measures calculated and presented in accordance with generally accepted accounting principles (GAAP). The company has provided the non-GAAP financial information presented in the press release, which is not calculated or presented in accordance with GAAP, as information supplemental and in addition to the financial measures presented in the press release that are calculated and presented in accordance with GAAP. Such non-GAAP financial measures should not be considered superior to, as a substitute for or alternative to, and should be considered in conjunction with, the GAAP financial measures presented in the press release. The non-GAAP financial measures in the press release may differ from similar measures used by other companies.
Constant Currency
In discussing our operating results, the term currency exchange rates refers to the currency exchange rates we use to convert the operating results for countries where the functional currency is not the U.S. dollar into U.S. dollars. We calculate the effect of changes in currency exchange rates as the difference between current period activity translated using the current period's currency exchange rates and the comparable prior year period's currency exchange rates. Additionally, no currency exchange rate fluctuations are calculated for non-USD acquisitions until owned for 12 months.
Throughout our discussion, we refer to the results of this calculation as the impact of currency exchange rate fluctuations. When we refer to constant currency operating results, this means operating results without the impact of the currency exchange rate fluctuations. The disclosure of constant currency amounts or results permits investors to better understand Walmart’s underlying performance without the effects of currency exchange rate fluctuations.
The table below reflects the calculation of constant currency for total revenues, net sales and operating income for the three and six months ended July 31, 2022.

	Three Months Ended July 31, 2022				Six Months Ended July 31, 2022
	Walmart International		Consolidated		Walmart International		Consolidated
(Dollars in millions)	2022	Percent Change[1]	2022	Percent Change[1]	2022	Percent Change[1]	2022	Percent Change[1]
Total revenues:
As reported	$24,884	6.4%	$152,859	8.4%	$48,985	-4.1%	$294,428	5.4%
Currency exchange rate fluctuations	996	N/A	996	N/A	1,373	N/A	1,373	N/A
Constant currency total revenues	$25,880	10.7%	$153,855	9.1%	$50,358	-1.4%	$295,801	5.9%

Net sales:
As reported	$24,350	5.7%	$151,381	8.2%	$48,113	-4.4%	$291,669	5.3%
Currency exchange rate fluctuations	956	N/A	956	N/A	1,332	N/A	1,332	N/A
Constant currency net sales	$25,306	9.9%	$152,337	8.9%	$49,445	-1.8%	$293,001	5.8%

Operating income:
As reported	$1,043	21.1%	$6,854	-6.8%	$1,815	-11.7%	$12,172	-14.7%
Currency exchange rate fluctuations	62	N/A	62	N/A	83	N/A	83	N/A
Constant currency operating income	$1,105	28.3%	$6,916	-6.0%	$1,898	-7.6%	$12,255	-14.1%
1 Change versus prior year comparable period.

Free Cash Flow
We define free cash flow as net cash provided by operating activities in a period minus payments for property and equipment made in that period. Net cash provided by operating activities was $9.2 billion for the six months ended July 31, 2022, which represents a decline of $3.2 billion when compared to the same period in the prior year. The decline is primarily due to a decrease in operating income, higher inventory costs and purchases to support strong sales and the timing of certain payments. Free cash flow for the six months ended July 31, 2022 was $1.7 billion, which represents a decline of $5.7 billion when compared to the same period in the prior year. The decline in free cash flow is due to the reduction in operating cash flows described above, as well as an increase of $2.5 billion in capital expenditures to support our investment strategy.
Free cash flow is considered a non-GAAP financial measure. Management believes, however, that free cash flow, which measures our ability to generate additional cash from our business operations, is an important financial measure for use in evaluating the Company's financial performance. Free cash flow should be considered in addition to, rather than as a substitute for, consolidated net income as a measure of our performance and net cash provided by operating activities as a measure of our liquidity.
Additionally, Walmart’s definition of free cash flow is limited, in that it does not represent residual cash flows available for discretionary expenditures, due to the fact that the measure does not deduct the payments required for debt service and other contractual obligations or payments made for business acquisitions. Therefore, we believe it is important to view free cash flow as a measure that provides supplemental information to our Consolidated Statements of Cash Flows.
Although other companies report their free cash flow, numerous methods may exist for calculating a company’s free cash flow. As a result, the method used by Walmart’s management to calculate our free cash flow may differ from the methods used by other companies to calculate their free cash flow.
The following table sets forth a reconciliation of free cash flow, a non-GAAP financial measure, to net cash provided by operating activities, which we believe to be the GAAP financial measure most directly comparable to free cash flow, as well as information regarding net cash used in investing activities and net cash used in financing activities.

	Six Months Ended
	July 31,
(Dollars in millions)	2022	2021
Net cash provided by operating activities	$9,240	$12,423
Payments for property and equipment (capital expenditures)	(7,492)	(5,019)
Free cash flow	$1,748	$7,404

Net cash (used in) provided by investing activities[1]	$(8,584)	$2,402
Net cash used in financing activities	(1,400)	(11,559)
1 “Net cash (used in) provided by investing activities” includes payments for property and equipment, which is also included in our computation of free cash flow.

Adjusted EPS
Adjusted diluted earnings per share attributable to Walmart (Adjusted EPS) is considered a non-GAAP financial measure under the SEC’s rules because it excludes certain amounts included in the diluted earnings per share attributable to Walmart calculated in accordance with GAAP (EPS), the most directly comparable financial measure calculated in accordance with GAAP. Management believes that Adjusted EPS is a meaningful measure to share with investors because it best allows comparison of the performance with that of the comparable period. In addition, Adjusted EPS affords investors a view of what management considers Walmart’s core earnings performance and the ability to make a more informed assessment of such core earnings performance with that of the prior year.
We adjust for the unrealized and realized gains and losses on our equity and other investments each quarter because although the investments are strategic decisions for the company’s retail operations, management’s measurement of each strategy is primarily focused on the operational results rather than the fair value of such investments. Additionally, management does not forecast changes in the fair value of its equity and other investments. Accordingly, management adjusts EPS each quarter for the realized and unrealized gains and losses related to those equity investments.
We have calculated Adjusted EPS for the three and six months ended July 31, 2022 by adjusting EPS for the following:
1. unrealized gains and losses on the company’s equity and other investments;
2. gain on sale of equity method investment in Brazil; and
3. discrete tax item

	Three Months Ended July 31, 2022
Diluted earnings per share:
Reported EPS				$1.88

Adjustments:	Pre-Tax Impact	Tax Impact[1,2]	NCI Impact[3]	Net Impact
Unrealized (gains) and losses on equity and other investments	$0.14	$(0.02)	$(0.01)	$0.11
Gain on sale of equity method investment in Brazil	(0.16)	—	—	(0.16)
Discrete tax item	—	(0.06)	—	(0.06)
Net adjustments				$(0.11)

Adjusted EPS				$1.77

	Six Months Ended July 31, 2022[4]
Diluted earnings per share:
Reported EPS				$2.61

Adjustments:	Pre-Tax Impact	Tax Impact[1,2]	NCI Impact[3]	Net Impact
Unrealized (gains) and losses on equity and other investments	$0.85	$(0.16)	$(0.01)	$0.68
Gain on sale of equity method investment in Brazil	(0.16)	—	—	(0.16)
Discrete tax item	—	(0.06)	—	(0.06)
Net adjustments				$0.46

Adjusted EPS				$3.07

1 Calculated based on nature of item, including any realizable deductions, and statutory rate in effect for relevant jurisdictions.
2 The reported effective tax rate was 22.5% and 24.0% for the three and six months ended July 31, 2022, respectively. Adjusted for the above item, the effective tax rate was 26.2% and 25.6% for the three and six months ended July 31, 2022, respectively.
3 Calculated based on the ownership percentages of our noncontrolling interests.
4 Quarterly adjustments or adjusted EPS may not sum to YTD adjustments or YTD adjusted EPS due to rounding.

As previously disclosed in our second quarter ended July 31, 2021 press release, we have calculated Adjusted EPS for the three and six months ended July 31, 2021 by adjusting EPS for the following: (1) unrealized and realized gains and losses on the company’s equity investments; and (2) the incremental loss on sale of our operations in the U.K. and Japan during the first quarter of fiscal 2022.

	Three Months Ended July 31, 2021
Diluted earnings per share:
Reported EPS			$1.52
Adjustments:	Pre-Tax Impact	Tax Impact[1,2]	Net Impact
Unrealized and realized (gains) and losses on equity investments	$0.34	$(0.08)	$0.26

Adjusted EPS			$1.78

	Six Months Ended July 31, 2021[3]
Diluted earnings per share:
Reported EPS			$2.48
Adjustments:	Pre-Tax Impact	Tax Impact[1,2]	Net Impact
Unrealized and realized (gains) and losses on equity investments	$1.07	$(0.22)	$0.85
Incremental loss on sale of our operations in the U.K. and Japan	0.15	—	0.15
Net adjustments			$1.00

Adjusted EPS			$3.48

1 Calculated based on nature of item, including any realizable deductions, and statutory rate in effect for relevant jurisdictions. Minimal realizable tax benefit was provided in connection with the incremental loss on sale.
2 The reported effective tax rate was 26.3% and 26.5% for the three and six months ended July 31, 2021, respectively. Adjusted for the above items, the effective tax rate was 25.6% and 24.5% for the three and six months ended July 31, 2021, respectively.
3 Quarterly adjustments or adjusted EPS may not sum to YTD adjustments or YTD adjusted EPS due to rounding.